Banc of California Reports Net Income of $42.6 million, with Stable Deposit Mix and Improved Net Interest Margin in Third Quarter 2023 Financial Results

SANTA ANA, Calif., (October 24, 2023) — Banc of California, Inc. (NYSE: BANC) (“Banc of California”) today reported net income of $42.6 million, or $0.74 per diluted common share, for the third quarter of 2023. This compares to net income of $17.9 million, or $0.31 per diluted common share for the second quarter of 2023. On an adjusted basis, net income was $17.1 million for the quarter, or $0.30 per diluted common share.(1) This compares to adjusted net income of $18.4 million, or $0.32 per diluted common share, for the second quarter of 2023.(1) The third quarter of 2023 included a $46.2 million pre-tax mark-to-market gain on derivative instruments used to hedge the interest rate risk associated with various assets on the Company’s balance sheet, in anticipation of the anticipated sale of such assets in connection with the proposed merger with PacWest Bancorp (“PacWest”). The gain was partly offset by $9.3 million of other transaction costs.

Third quarter highlights:

•Net income of $42.6 million, or $0.74 per diluted common share, up 138% from the prior quarter as the bank strategically positioned the balance sheet ahead of the merger, which included a $46.2 million gain from derivative instruments, partly offset by $9.3 million of transaction costs.
•Stable overall deposit mix, with the period-end noninterest-bearing deposit percentage consistent with the prior quarter at 36% of total deposits.
•Addition of new clients with noninterest-bearing deposits, which contributed inflows of $52.2 million in the quarter and $201.5 million year-to-date.
•Net interest margin improvement of 8 basis points from 3.11% to 3.19% in comparison to the prior quarter, as the increase in the yield on loans and securities exceeded the increase in the cost of funds.
•Disciplined noninterest expense management, with total noninterest expense of $56.2 million reflecting an increase of $7.0 million over the prior quarter. Excluding the impact of $9.3 million of merger-related expenses, adjusted noninterest expense(1) decreased $2.2 million to $46.2 million for the third quarter.
•High liquidity levels, with immediately available on-balance sheet liquidity and unused borrowing capacity of $3.67 billion. Available liquidity was 2.1 times the level of uninsured and uncollateralized deposits, which was consistent with the prior quarter.
•Strong capital ratios(2) well above the regulatory thresholds for "well capitalized" banks, including an estimated 14.48% Total risk-based capital ratio, 12.19% Tier 1 capital ratio, 12.19% CET1 capital ratio and 10.15% Tier 1 leverage ratio.
•Low unrealized losses relative to capital, with AFS unrealized pre-tax losses of $51.9 million on securities of $915.1 million, representing 3.9% of CET1 capital. Total AFS and HTM unrealized pre-tax losses of $129.9 million on total securities of $1.24 billion represented 9.8% of CET1 capital.
•Continued growth in book value and tangible book value, with book value per share of $17.44, up from $16.67, and tangible book value per share of $15.34, up from $14.56.(1)

Jared Wolff, Chairman, President & CEO of Banc of California, commented, "Our third quarter results reflect the impact of our strategic approach to positioning our balance sheet ahead of our merger with PacWest, continuing to bring new relationships to the bank, limiting reliance on high cost deposits, effectively hedging interest rate risk on our balance sheet, and accelerating the resolution of certain acquired credits. Due in large part to this strategic approach, we generated net income of $42.6 million during the quarter, which resulted in increases in all of our capital ratios, a 4.6% increase in our book value per share and a 5.4% increase in our tangible book value per share. We also continue to be active in our new business development efforts with $201.5 million in noninterest-bearing deposits added from new commercial relationships year-to-date.”

Mr. Wolff continued, “As announced last week, we are very pleased to have received regulatory approval for the merger. We expect to close the merger on or about November 30, 2023. We remain focused on our overall strategy for the combined company which includes a strong, liquid balance sheet with strong credit, ample reserves and capital, and growth centered around relationship banking and high quality commercial clients. Our two organizations have made significant progress on our
(1)Non-GAAP measures; refer to section 'Non-GAAP Measures'
(2)Capital ratios are preliminary.

integration planning that will enable our combined institution post-closing to immediately focus on the strategic market opportunities presented by our merger, generate long-term profitable growth, and further enhance the value of our franchise.”

Proposed Merger with PacWest
On July 25, 2023, we announced the signing of a definitive agreement with PacWest pursuant to which the companies will combine in an all-stock merger transaction. Under the terms of the agreement, which was unanimously approved by the boards of directors of both companies, PacWest will merge into Banc of California, and Banc of California, N.A. will merge into Pacific Western Bank (together, the “Merger”). The combined holding company and bank will operate under the Banc of California name and brand following closing of the Merger. Under the terms of the merger agreement, PacWest stockholders will receive 0.6569 of a share of Banc of California common stock for each share of PacWest common stock. On October 19, 2023, we announced that the Board of Governors of the Federal Reserve System granted its approval of the Merger. In addition, on October 5, 2023, the California Department of Financial Protection and Innovation granted its approval of the merger of Banc of California, N.A. and Pacific Western Bank. No further regulatory approvals are required to complete the proposed transaction. Banc of California and PacWest will each hold a special meeting of its respective stockholders in connection with the Merger on November 22, 2023. The consummation of the proposed transaction is expected to close on or about November 30, 2023, subject to the satisfaction of the remaining closing conditions set forth in the merger agreement, including receipt of the requisite stockholder approvals, and the concurrent closing of a $400 million equity capital raise.

We are monitoring the economic environment and its impact on the projected combined company’s opening day and post-restructuring balance sheets and the combined company’s projected performance in future periods as compared to the estimates and projections set forth in the Investor Presentation dated July 25, 2023 (the “Investor Presentation”).

After considering developments occurring subsequent to the issuance of the Investor Presentation, including the volatility and changes in the interest rate environment, the relative performance of the two companies, the potential impacts on the opening day and post-restructuring balance sheets, and refinements to many of the assumptions and estimates used in the creation of projections included in the Investor Presentation, we are not aware of any material changes to the projected 2024 EPS range or CET1 regulatory capital levels for the combined company as stated in the Investor Presentation.

The recent volatility and resulting increase in longer term (7 and 10-year) interest rates decreased the current valuation of PacWest’s portfolio of available-for-sale securities which, with the corresponding increase in unrealized losses included in accumulated other comprehensive income (AOCI), reduced PacWest’s tangible book value. If these conditions persist through the closing date of the merger, there would be a corresponding decrease in the opening day tangible book value of the combined company as compared to the projections included in the Investor Presentation. In addition, PacWest’s third quarter 2023 net income was lower than forecasted in the estimates set forth in the Investor Presentation, which could also negatively impact the opening day tangible book value of the combined company. The noninterest-bearing deposit percentage at PacWest has decreased from the projections used in the Investor Presentation, which could impact the percentage of noninterest-bearing deposits forecasted in the opening day and the post-restructuring balance sheets.

The economic environment remains dynamic with heightened levels of volatility in interest rates, market levels and potentially other economic impacts. Accordingly, we will continue to monitor the effects of these and other potential impacts on the financial projections and estimates included in the Investor Presentation.

Income Statement Highlights

	Three Months Ended					Nine Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	September 30, 2023	September 30, 2022
	($ in thousands)
Total interest and dividend income	$116,222	$116,151	$106,919	$104,112	$95,973	$339,292	$268,660
Total interest expense	47,004	46,519	33,866	23,895	16,565	127,389	34,512
Net interest income	69,218	69,632	73,053	80,217	79,408	211,903	234,148
Net (loss) gain on sale of securities available for sale	—	—	—	(7,708)	—	—	16
Change in fair value of derivative instruments(1)	46,186	10	(24)	(8)	39	46,172	224
Other noninterest income	4,592	6,014	7,883	6,289	5,642	18,489	18,537
Total noninterest income	50,778	6,024	7,859	(1,427)	5,681	64,661	18,777
Total revenue	119,996	75,656	80,912	78,790	85,089	276,564	252,925
Acquisition, integration and transaction costs	9,329	—	—	—	2,080	9,329	2,080
Other noninterest expense	46,835	49,132	51,239	48,203	48,882	147,206	144,090
Total noninterest expense	56,164	49,132	51,239	48,203	50,962	156,535	146,170
Pre-tax / pre-provision income(2)	63,832	26,524	29,673	30,587	34,127	120,029	106,755
Provision for (reversal of) credit losses	5,000	1,900	2,000	—	—	8,900	(31,542)
Income tax expense	16,258	6,745	7,395	9,068	9,931	30,398	38,877
Net income	$42,574	$17,879	$20,278	$21,519	$24,196	$80,731	$99,420

Net income available to common stockholders(3)	$42,574	$17,879	$20,278	$21,519	$24,196	$80,731	$94,253
(1)For the three and nine months ended September 30, 2023, balance includes a $46.2 million pre-tax mark-to-market gain on derivative instruments, including interest rate swaptions and a contingent forward sale agreement on the single family residential (SFR) loan portfolio executed concurrently with the announcement of the proposed merger with PacWest
(2)Non-GAAP Measure; refer to section 'Non-GAAP Measures'
(3)For the nine months ended September 30, 2022, balance represents the net income available to common stockholders after subtracting preferred stock dividends and the impact of preferred stock redemption from net income. Refer to the Statements of Operations for additional detail on these amounts.
Net interest income
Q3-2023 vs Q2-2023
Net interest income decreased $0.4 million, or 0.6%, to $69.2 million for the third quarter primarily due to lower average interest-earning assets partially offset by net interest margin expansion.
Average interest-earning assets of $8.61 billion decreased $360.4 million from the prior quarter as the Company used cash to pay down FHLB borrowings and other liabilities reducing the excess liquidity that was carried in the prior quarter. The net interest margin increased 8 basis points to 3.19% for the third quarter as average interest-earning assets yield increased 16 basis points while the average cost of funds increased 9 basis points.
The yield on average interest-earning assets increased 16 basis points to 5.36% for the third quarter from 5.20% in the second quarter mainly due to higher yields on loans, securities and other interest-earning assets. The yield on average loans increased 10 basis points to 5.38% during the third quarter as a result of higher market interest rates and changes in portfolio mix from originations and payoffs. The yield on average investment securities increased 34 basis points to 5.17% due mainly to rate resets in the collateralized loan obligations (CLO) portfolio.
The average cost of funds increased 9 basis points to 2.29% for the third quarter from 2.20% in the second quarter due mainly to higher market interest rates and changes in the balance sheet mix. The average cost of total deposits increased 19 basis points to 1.86% for the third quarter compared to 1.67% in the second quarter. The average cost of interest-bearing liabilities increased 13 basis points to 3.21% for the third quarter from 3.08% in the second quarter. Average noninterest-bearing deposits decreased $80.5 million for the third quarter compared to the second quarter and average total deposits decreased $83.2 million.

YTD 2023 vs YTD 2022
Net interest income decreased $22.2 million, or 9.5%, to $211.9 million for the nine months ended September 30, 2023 from the same period in 2022 due primarily to higher funding costs from higher market interest rates, changes in the balance sheet mix, and the enhanced liquidity management strategies in the first half of 2023 due to the operating environment.
The net interest margin decreased 32 basis points to 3.24% as the average cost of funds increased 150 basis points while the average interest-earning assets yield increased 110 basis points.
The yield on average interest-earning assets increased 110 basis points to 5.18% for the nine months ended September 30, 2023 from 4.08% for the same period in 2022 due mainly to higher market interest rates and changes in the mix of interest-earning assets. The yield on average loans increased 86 basis points to 5.24% for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The yield on average investment securities increased 211 basis points to 4.89% for the same period. Average loans represented 80% of average earnings assets for the nine months ended September 30, 2023 compared to 83% for the nine months ended September 30, 2022. Average loans decreased by $248.1 million due mainly to lower average warehouse balances, partially offset by organic loan growth in other loan categories.
The average cost of funds increased 150 basis points to 2.06% for the nine months ended September 30, 2023 from 0.56% for the nine months ended September 30, 2022 due mainly to higher market interest rates and changes in the balance sheet mix. The average cost of total deposits increased 134 basis points to 1.58% for the nine months ended September 30, 2023 compared to the same period in 2022. The average cost of interest-bearing liabilities increased 209 basis points to 2.93% for the nine months ended September 30, 2023 compared to 0.84% for the same period in 2022 driven primarily by a 210 basis point increase in the cost of average interest-bearing deposits to 2.49% from 0.39% for the same period in 2022. The increase in the cost of these funding sources was mainly due to the impact of higher market interest rates as the average effective Federal Funds rate increased 389 basis points to 4.92% for the nine months ended September 30, 2023 from 1.03% in the same period in 2022. Average noninterest-bearing deposits decreased $356.8 million for the nine months ended September 30, 2023 compared to the same period in 2022 and average total deposits decreased $670.7 million. Average noninterest-bearing deposits represented 36% of total average deposits for the nine months ended September 30, 2023 compared to 38% for the same period in 2022.
Provision for credit losses
Q3-2023 vs Q2-2023
The provision for credit losses was $5.0 million for the third quarter and related entirely to the provision for loan losses which was driven primarily by net charge-offs of legacy loans from the acquisition of Pacific Mercantile Bank. The provision for credit losses was $1.9 million for the second quarter and included a $1.7 million provision for loan losses and a $1.0 million provision for credit loss for securities available-for-sale, partially offset by an $0.8 million reversal of the provision for credit losses related to lower unfunded commitments.
YTD 2023 vs YTD 2022
During the nine months ended September 30, 2023, the provision for credit losses was $8.9 million and included a $9.2 million provision for loan losses and a $1.0 million provision for credit loss for securities available-for-sale, partially offset by a $1.3 million reversal of the provision for credit losses related to lower unfunded commitments. The provision for credit losses was a reversal of $31.5 million during the nine months ended September 30, 2022, and included a $31.3 million recovery from the settlement of a loan previously charged-off in 2019.

Noninterest income
Q3-2023 vs Q2-2023
Noninterest income increased $44.8 million to $50.8 million for the third quarter primarily due to a $46.2 million mark-to-market gain recognized on derivative instruments, partially offset by a $1.7 million decrease in income from equity investments. Concurrently with the announcement of the proposed merger with PacWest, we entered into an aggregate of $3.1 billion in interest rate swaptions and a contingent forward sale agreement on the SFR loan portfolio of $1.8 billion to hedge the interest rate risk component of the change in fair value of our balance sheet in anticipation of the application of purchase accounting upon the closing of the proposed merger transaction with PacWest. These derivatives were marked to market at the end of the period and reflected an increase in value from the changes in market interest rates.
YTD 2023 vs YTD 2022
Noninterest income for the nine months ended September 30, 2023 increased $45.9 million to $64.7 million compared to the same period in 2022 mainly due to the $46.2 million market-to-market gain recognized on derivative instruments, higher loan servicing income from higher purchased mortgage servicing asset balances and higher rental income due to an increase in subleased facilities, partially offset by lower customer service fees.

Noninterest expense
Q3-2023 vs Q2-2023
Noninterest expense increased $7.0 million to $56.2 million for the third quarter compared to the second quarter. The increase was due mainly to acquisition, integration and transaction costs of $9.3 million incurred related to our proposed merger with PacWest, partially offset by lower salaries and employee benefits of $2.5 million.
Adjusted noninterest expense(1), which represents total operating costs, decreased $2.2 million to $46.2 million for the third quarter compared to $48.4 million for the second quarter mainly due to lower salaries and employee benefits of $2.5 million. Adjusted noninterest expense for the third quarter excludes acquisition, integration and transaction costs of $9.3 million incurred for the proposed merger with PacWest.
YTD 2023 vs YTD 2022
Noninterest expense for the nine months ended September 30, 2023 increased $10.4 million to $156.5 million compared to the same period in 2022. The increase was mainly due to higher (i) acquisition, integration and transaction costs of $7.2 million, (ii) software and technology expense of $1.6 million related to investments in technology infrastructure, (iii) regulatory assessments of $1.2 million as the FDIC increased assessment rates in 2023, (iv) marketing and other expenses of $1.0 million, and (v) professional fees of $0.9 million, including a $0.4 million increase in indemnified legal fees (net of insurance recoveries), partially offset by lower salaries and employee benefits of $1.5 million. Acquisition, integration and transactions costs related to the proposed merger with PacWest were $9.3 million for the nine months ended September 30, 2023, compared to $2.1 million related to the acquisition of Deepstack for the nine months ended September 30, 2022.
Adjusted noninterest expense(1) for the nine months ended September 30, 2023 increased $2.9 million to $143.9 million compared to the same period in 2022. The increase was mainly due to higher (i) software and technology expense of $1.6 million related to investments in technology infrastructure, (ii) regulatory assessments of $1.2 million as the FDIC increased assessment rates in 2023, (iii) marketing and other expenses of $1.0 million, and (iv) professional fees of $0.5 million, partially offset by lower salaries and employee benefits of $1.5 million. Adjusted noninterest expense excludes acquisition, integration and transactions costs, indemnified legal fees and loss in alternative energy partnership investments in both periods.
(1)Non-GAAP measures; refer to section 'Non-GAAP Measures'

Income taxes
Q3-2023 vs Q2-2023
Income tax expense totaled $16.3 million for the third quarter resulting in an effective tax rate of 27.6% compared to $6.7 million for the second quarter and an effective tax rate of 27.4%. The effective tax rate for the full year 2023 is estimated to be 27% to 28%.
YTD 2023 vs YTD 2022
Income tax expense totaled $30.4 million for the nine months ended September 30, 2023, representing an effective tax rate of 27.4%, compared to $38.9 million and an effective tax rate of 28.1% for the nine months ended September 30, 2022.

Balance Sheet
At September 30, 2023, total assets were $9.25 billion, which represented a decrease of $123.2 million from the prior quarter. The following table shows selected balance sheet line items as of the dates indicated:

						Amount Change
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	Q3-23 vs. Q2-23	Q3-23 vs. Q3-22

	($ in thousands)
Cash and cash equivalents	$310,985	$283,729	$1,010,951	$228,896	$256,058	$27,256	$54,927
Securities held-to-maturity	$328,287	$328,405	$328,520	$328,641	$328,757	$(118)	$(470)
Securities available-for-sale	$915,054	$922,091	$958,427	$868,297	$847,565	$(7,037)	$67,489
Loans held-for-investment	$6,961,032	$7,156,206	$7,054,380	$7,115,038	$7,289,320	$(195,174)	$(328,288)
Total assets	$9,247,072	$9,370,265	$10,038,901	$9,197,016	$9,368,578	$(123,193)	$(121,506)

Noninterest-bearing deposits	$2,366,544	$2,446,693	$2,506,616	$2,809,328	$2,943,585	$(80,149)	$(577,041)
Total deposits	$6,640,630	$6,871,076	$6,951,974	$7,120,921	$7,280,385	$(230,446)	$(639,755)
Borrowings (1)	$1,468,374	$1,422,118	$2,007,665	$1,002,254	$1,011,767	$46,256	$456,607
Total liabilities	$8,245,352	$8,413,211	$9,079,994	$8,237,398	$8,416,588	$(167,859)	$(171,236)
Total equity	$1,001,720	$957,054	$958,907	$959,618	$951,990	$44,666	$49,730
(1)Represents Federal Home Loan Bank (FHLB) advances and Federal Reserve Bank (FRB) borrowings, Other borrowings, and Long-term debt, net.
Investments
Securities held-to-maturity (HTM) totaled $328.3 million at September 30, 2023 and included $214.1 million in agency securities and $114.2 million in municipal securities. As of September 30, 2023, HTM securities had aggregate unrealized net pre-tax losses of $78.0 million, of which $15.0 million related to unrealized losses from the transfer of certain fixed-rate mortgage-backed securities (MBS) and municipal securities from the available-for-sale portfolio to the HTM portfolio in the prior year. These HTM unrealized losses are related to changes in overall interest rates.
Securities available-for-sale (AFS) decreased $7.0 million during the third quarter to $915.1 million at September 30, 2023, primarily due to principal payments of $9.4 million partially offset by a reduction in unrealized net pre-tax losses of $2.2 million. The decrease in unrealized net losses was due to the impact of decreasing credit spreads within corporate debt securities and improvement in the valuation of CLOs, partially offset by the impact of higher market interest rates on agency collateralized mortgage obligations (CMOs) and non-agency residential MBS. AFS securities had aggregate unrealized net pre-tax losses of $51.9 million. These AFS unrealized net losses related primarily to changes in overall interest rates and spreads and the resulting impact on valuations of MBS, CMOs, CLOs and corporate debt securities.
As of September 30, 2023, the AFS securities portfolio included $483.8 million of CLOs, $162.7 million of agency securities, $154.9 million of corporate debt securities, $105.0 million of residential CMOs, and $8.7 million of Small Business Administration (SBA) securities. The CLO portfolio, which is comprised of AAA and AA-rated securities, represented 39% of the total securities portfolio and the carrying value included an unrealized net loss of $6.1 million at September 30, 2023, compared to 39% of the total securities portfolio and an unrealized net loss of $7.7 million at June 30, 2023.

Loans
The following table sets forth the composition, by loan category, of our loan portfolio as of the dates indicated:

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
	($ in thousands)
Composition of loans
Commercial real estate	$1,173,332	$1,266,438	$1,302,277	$1,259,651	$1,240,927
Multifamily	1,654,272	1,654,152	1,678,300	1,689,943	1,698,455
Construction	262,715	264,684	260,167	243,553	236,495
Commercial and industrial	1,295,270	1,214,314	1,150,416	1,243,452	1,227,054
Commercial and industrial - warehouse lending	647,694	786,094	636,731	602,508	766,362
SBA	56,600	62,898	65,040	68,137	85,674
Total commercial loans	5,089,883	5,248,580	5,092,931	5,107,244	5,254,967
Single-family residential mortgage	1,782,655	1,820,721	1,877,114	1,920,806	1,947,652
Other consumer	88,494	86,905	84,335	86,988	86,701
Total consumer loans	1,871,149	1,907,626	1,961,449	2,007,794	2,034,353
Total gross loans	$6,961,032	$7,156,206	$7,054,380	$7,115,038	$7,289,320
Composition percentage of loans
Commercial real estate	16.9%	17.7%	18.5%	17.7%	17.0%
Multifamily	23.8%	23.1%	23.8%	23.8%	23.3%
Construction	3.7%	3.7%	3.7%	3.4%	3.2%
Commercial and industrial	18.6%	17.0%	16.3%	17.5%	16.8%
Commercial and industrial - warehouse lending	9.3%	11.0%	9.0%	8.4%	10.6%
SBA	0.8%	0.9%	0.9%	1.0%	1.2%
Total commercial loans	73.1%	73.4%	72.2%	71.8%	72.1%
Single-family residential mortgage	25.6%	25.4%	26.6%	27.0%	26.7%
Other consumer	1.3%	1.2%	1.2%	1.2%	1.2%
Total consumer loans	26.9%	26.6%	27.8%	28.2%	27.9%
Total gross loans	100.0%	100.0%	100.0%	100.0%	100.0%

Total loans ended the third quarter of 2023 at $6.96 billion, down $195.2 million from $7.16 billion at June 30, 2023, primarily due to decreases in warehouse lending balances of $138.4 million, SFR loans of $38.1 million, commercial and industrial loans of $21.7 million, and SBA loans of $6.3 million, partially offset by an increase in commercial real estate (CRE) loans of $9.2 million. Additionally, $102.3 million of owner-occupied CRE loans were moved to the commercial and industrial category from the CRE category during the third quarter. Loan fundings were $266.0 million in the third quarter and were offset by loan paydowns and payoffs of $314.3 million and net warehouse paydowns of $135.3 million.

Loan concentrations were well-diversified between products and industries. Notably, the CRE portfolio of $1.17 billion had balances related to office loans of $327.6 million, which was 4.7% of total loans. This portfolio was comprised of general office loans of $256.5 million with a weighted average LTV of 53% and debt service coverage ratio of 1.6x and medical office loans of $71.2 million with a weighted average LTV of 53% and debt service coverage ratio of 1.3x.

In connection with our proposed merger with PacWest, we entered into a contingent forward sale agreement on our SFR mortgage portfolio of $1.8 billion. The contingent forward sale agreement was entered to reduce volatility related to the potential sale proceeds by determining a fixed price to be settled on a future date contingent upon completion of the proposed merger. At September 30, 2023, we continue to classify the SFR portfolio as held-for-investment as the sale agreement is contingent upon the closing of the merger with PacWest and should the merger not close for any reason, we intend to continue to hold the SFR portfolio for investment.

Deposits
The following table sets forth the composition of our deposits at the dates indicated:

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
	($ in thousands)
Composition of deposits
Noninterest-bearing checking	$2,366,544	$2,446,693	$2,506,616	$2,809,328	$2,943,585
Interest-bearing checking	1,531,306	1,713,465	1,862,003	1,947,247	1,921,816
Savings and money market	1,157,126	1,057,326	998,365	1,174,925	1,478,045
Non-brokered certificates of deposit	567,111	579,789	585,272	584,476	614,569
Brokered certificates of deposit	1,018,543	1,073,803	999,718	604,945	322,370
Total deposits	$6,640,630	$6,871,076	$6,951,974	$7,120,921	$7,280,385
Composition percentage of deposits
Noninterest-bearing checking	35.6%	35.6%	36.1%	39.5%	40.4%
Interest-bearing checking	23.1%	24.9%	26.8%	27.3%	26.4%
Savings and money market	17.5%	15.4%	14.3%	16.5%	20.4%
Non-brokered certificates of deposit	8.5%	8.5%	8.4%	8.2%	8.4%
Brokered certificates of deposit	15.3%	15.6%	14.4%	8.5%	4.4%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%
Total deposits decreased $230.4 million during the third quarter of 2023 to $6.64 billion at September 30, 2023, due to lower interest-bearing checking balances of $182.2 million, noninterest-bearing checking balances of $80.1 million, and certificate of deposit balances of $67.9 million, partially offset by higher savings and money market balances of $99.8 million.

Noninterest-bearing checking totaled $2.37 billion and represented 36% of total deposits at September 30, 2023, compared to $2.45 billion, or 36% of total deposits, at June 30, 2023. Period-end noninterest-bearing deposit percentage remained stable as we continued to focus on growing granular relationship-based deposits and strategically replacing short-term brokered deposits as we actively manage our funding costs.

Insured deposits of $4.57 billion and collateralized deposits of $312.5 million represented 74% of total deposits at September 30, 2023, compared to insured deposits of $4.80 billion and collateralized deposits of $314.8 million, or 74% of total deposits at June 30, 2023.
Debt
Advances from the FHLB and FRB borrowings decreased $139.7 million during the third quarter to $1.01 billion, while other borrowings increased $185.8 million due to higher unsecured overnight borrowings as we continue to actively manage our funding sources and costs.
At September 30, 2023, FHLB advances included $811.0 million in term advances with a weighted average life of 3.1 years and weighted average interest rate of 3.04%. We also utilized available capacity from the FRB through $200.0 million in short-term borrowings.
Equity
During the third quarter, total stockholders’ equity increased $44.7 million to $1.00 billion and tangible common equity(1) increased $45.1 million to $881.3 million at September 30, 2023. The increase in total stockholders’ equity for the third quarter resulted from (i) net income of $42.6 million, (ii) lower accumulated other comprehensive net loss of $6.3 million, and (iii) share-based compensation expense of $1.6 million, partially offset by dividends to common stockholders of $5.8 million.
Book value per common share increased $0.77 during the third quarter to $17.44 as of September 30, 2023 due mainly to net income and lower accumulated other comprehensive net loss, partially offset by dividends. Tangible common equity per share(1) increased $0.78 during the third quarter to $15.34 as of September 30, 2023 due to the same drivers.
(1)Non-GAAP measures; refer to section 'Non-GAAP Measures'

Capital and Liquidity
Capital ratios remain strong with total risk-based capital at 14.48% and a tier 1 leverage ratio of 10.15% at September 30, 2023. The following table sets forth our regulatory capital ratios as of the dates indicated:

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Capital Ratios(1)
Banc of California, Inc.
Total risk-based capital ratio	14.48%	14.25%	14.22%	14.18%	13.83%
Tier 1 risk-based capital ratio	12.19%	11.88%	11.79%	11.78%	11.41%
Common equity tier 1 capital ratio	12.19%	11.88%	11.79%	11.78%	11.41%
Tier 1 leverage ratio	10.15%	9.39%	9.65%	9.70%	9.52%
Banc of California, NA
Total risk-based capital ratio	15.97%	15.64%	15.93%	16.00%	15.67%
Tier 1 risk-based capital ratio	15.00%	14.60%	14.83%	14.92%	14.54%
Common equity tier 1 capital ratio	15.00%	14.60%	14.83%	14.92%	14.54%
Tier 1 leverage ratio(2)	12.47%	11.56%	12.14%	12.25%	12.12%
(1)September 30, 2023 capital ratios are preliminary.
(2)The interim capital relief related to the adoption of the current expected credit losses (CECL) accounting standard increased the Bank's leverage ratio by approximately 5 basis points at September 30, 2023.

At September 30, 2023, total cash and cash equivalents were $311.0 million, an increase of $27.3 million from June 30, 2023. Combined with unpledged securities available-for-sale of $717.7 million and total available borrowing capacity of $2.67 billion, total liquid assets and unused borrowing capacity of $3.67 billion was 2.1 times greater than total uninsured and uncollateralized deposits of $1.76 billion.

Credit Quality

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Asset quality information and ratios	($ in thousands)
Delinquent loans held-for-investment
30 to 89 days delinquent	$50,558	$64,746	$35,581	$46,666	$38,694
90+ days delinquent	39,692	40,169	37,060	44,554	18,843
Total delinquent loans	$90,250	$104,915	$72,641	$91,220	$57,537
Total delinquent loans to total loans	1.30%	1.47%	1.03%	1.28%	0.79%
Non-performing assets, excluding loans held-for-sale
Non-accrual loans	$60,556	$67,306	$56,545	$55,251	$42,674
90+ days delinquent and still accruing loans	—	—	—	—	—
Non-performing loans	60,556	67,306	56,545	55,251	42,674
Other real estate owned	882	882	—	—	—
Non-performing assets	$61,438	$68,188	$56,545	$55,251	$42,674
ALL to non-performing loans	122.84%	120.17%	149.54%	155.58%	216.63%
Non-performing loans to total loans held-for-investment	0.87%	0.94%	0.80%	0.78%	0.59%
Non-performing assets to total assets	0.66%	0.73%	0.56%	0.60%	0.46%

At September 30, 2023, total delinquent loans were $90.3 million, and included SFR mortgages of $62.2 million, or 68.9% of total delinquent loans. During the third quarter, delinquent loans decreased $14.7 million due to borrowers that became current of $26.3 million and amortization and other removals of $15.6 million, partially offset by total additions of $27.2 million.

At September 30, 2023, non-performing loans were $60.6 million, and included $39.8 million of SFR mortgage loans, $9.7 million of commercial and industrial loans, $7.6 million of SBA loans, $1.9 million of CRE loans and $1.1 million of multifamily loans. During the third quarter, non-performing loans decreased $6.8 million due to charge-offs of $11.6 million, amortization and other removals of $2.4 million and borrowers that became current of $1.8 million, partially offset by additions of $9.2 million. Excluding SFR mortgages, which are well-secured with low loan-to-value ratios, non-performing loans decreased $13.1 million from the prior quarter. At September 30, 2023, there were $7.1 million of non-performing loans, primarily consisting of SFR mortgages, that despite having a current payment status are considered nonaccrual based on other criteria.

At September 30, 2023, non-performing assets included $0.9 million of real estate owned, consisting of one single-family residence we acquired in the second quarter.

Allowance for Credit Losses - Loans

	Three Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
	($ in thousands)
Allowance for loan losses (ALL)
Balance at beginning of period	$80,883	$84,560	$85,960	$92,444	$93,793
Loans charged off	(11,644)	(5,667)	(3,949)	(7,641)	(912)
Recoveries	151	326	49	57	63
Net (charge-offs) recoveries	(11,493)	(5,341)	(3,900)	(7,584)	(849)
Provision for (reversal of) loan losses	5,000	1,664	2,500	1,100	(500)
Balance at end of period	$74,390	$80,883	$84,560	$85,960	$92,444
Reserve for unfunded loan commitments (RUC)
Balance at beginning of period	$4,005	$4,805	$5,305	$6,405	$5,905
(Reversal of) provision for credit losses	—	(800)	(500)	(1,100)	500
Balance at end of period	4,005	4,005	4,805	5,305	6,405
Allowance for credit losses (ACL) - Loans	$78,395	$84,888	$89,365	$91,265	$98,849

ALL to total loans	1.07%	1.13%	1.20%	1.21%	1.27%
ACL to total loans	1.13%	1.19%	1.27%	1.28%	1.36%
ACL to NPLs	129.46%	126.12%	158.04%	165.18%	231.64%
ACL to NPAs	127.60%	124.49%	158.04%	165.18%	231.64%
Annualized net loan charge-offs (recoveries) to average total loans held-for-investment	0.65%	0.30%	0.22%	0.42%	0.05%

The allowance for credit losses, which includes the reserve for unfunded loan commitments, totaled $78.4 million, or 1.13% of total loans, at September 30, 2023, compared to $84.9 million, or 1.19% of total loans, at June 30, 2023. The ACL decreased by $6.5 million due to: (i) net charge-offs of $11.5 million of which $5.9 million was specifically reserved for at June 30, 2023, (ii) lower reserves of $1.4 million due to changes in specific reserves, partially offset by (iii) $1.4 million increase related to changes in portfolio mix. ACL provision for the third quarter was $5.0 million. The ACL coverage of non-performing loans was 129% at September 30, 2023 compared to 126% at June 30, 2023.

The ACL methodology uses a nationally recognized, third-party model that includes many assumptions based on historical and peer loss data, current loan portfolio risk profile including risk ratings, and economic forecasts including macroeconomic variables released by the model provider during September 2023. The published forecasts consider the Federal Reserve's monetary policy, labor market constraints, inflation levels, global oil prices and changes in real estate values, among other factors.

Conference Call
The Company will host a conference call to discuss its third quarter 2023 financial results at 10:00 a.m. Pacific Time (PT) on Tuesday, October 24, 2023. Interested parties are welcome to attend the conference call by dialing (888) 317-6003, and referencing event code 5886712. A live audio webcast will also be available and the webcast link will be posted on the Company’s Investor Relations website at www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call. A replay of the call will be made available approximately one hour after the call has ended on the Company’s Investor Relations website at www.bancofcal.com/investor or by dialing (877) 344-7529 and referencing event code 2187312.

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with $9.25 billion in assets at September 30, 2023 and one wholly-owned banking subsidiary, Banc of California, N.A. (the Bank). The Bank has 32 offices including 26 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California, and full stack payment processing solution through our subsidiary Deepstack Technologies. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and to building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words or phrases such as “believe,” “will,” “should,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “strategy,” or similar expressions are intended to identify these forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. (the Company) with the Securities and Exchange Commission (SEC). The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, except as required by law.

Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to: (i) changes in general economic conditions, either nationally or in our market areas, including the impact of supply chain disruptions, and the risk of recession or an economic downturn; (ii) changes in the interest rate environment, including the recent and potential future increases in the FRB benchmark rate, which could adversely affect our revenue and expenses, the value of assets and obligations, the availability and cost of capital and liquidity, the impacts of continuing inflation; (iii) the credit risks of lending activities, which may be affected by deterioration in real estate markets and the financial condition of borrowers, and the operational risk of lending activities, including the effectiveness of our underwriting practices and the risk of fraud, any of which may lead to increased loan delinquencies, losses, and non-performing assets, and may result in our allowance for credit losses not being adequate; (iv) fluctuations in the demand for loans, and fluctuations in commercial and residential real estate values in our market area; (v) the quality and composition of our securities portfolio; (vi) our ability to develop and maintain a strong core deposit base or other low cost funding sources necessary to fund our activities particularly in a rising or high interest rate environment; (vii) the rapid withdrawal of a significant amount of demand deposits over a short period of time; (viii) the costs and effects of litigation; (ix) risks related to the Company’s acquisitions, including disruption to current plans and operations; difficulties in customer and employee retention; fees, expenses and charges related to these transactions being significantly higher than anticipated; and our inability to achieve expected revenues, cost savings, synergies, and other benefits; and in the case of our recent acquisition of Deepstack Technologies, LLC (Deepstack), reputational risk, regulatory risk and potential adverse reactions of the Company's or Deepstack's customers, suppliers, vendors, employees or other business partners; (x) results of examinations by regulatory authorities of the Company and the possibility that any such regulatory authority may, among other things, limit our business activities, restrict our ability to invest in certain assets, refrain from issuing an approval or non-objection to certain capital or other actions, increase our allowance for credit losses, result in write-downs of asset values, restrict our ability or that of our bank subsidiary to pay dividends, or impose fines, penalties or sanctions; (xi) legislative or regulatory changes that adversely affect our business, including changes in tax laws and policies, accounting policies and practices, privacy laws, and regulatory capital or other rules; (xii) the risk that our enterprise risk management framework may not be effective in mitigating risk and reducing the potential for losses; (xiii) errors in estimates of the fair values of certain of our assets and liabilities, which may result in significant changes in valuation; (xiv) failures or security breaches with respect to the network, applications, vendors and computer systems on which we depend, including due to cybersecurity threats; (xv) our ability to attract and retain key members of our senior management team; (xvi) the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; (xvii) the impact of bank failures or other adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks; (xviii) the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; and (xix) the risks, uncertainties and assumptions set forth under the heading “Cautionary Statement Regarding Forward-Looking Statements” in the registration statement (as defined below); and (xx) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described in this press release and from time to time in other documents that we file with or furnish to the SEC.

No Offer or Solicitation

This press release is not a proxy statement or solicitation or a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of the Company, PacWest Bancorp or the combined company, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be deemed to be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, and otherwise in accordance with applicable law.

Additional Information and Where to Find It

This press release includes information relating to the proposed transaction between the Company and PacWest Bancorp and the proposed investment in the Company by Warburg Pincus LLC and Centerbridge Partners, L.P. The Company filed a registration statement on Form S-4 (the registration statement) with the SEC on August 28, 2023 (as amended on September 29, 2023, further amended on October 16, 2023 and as further amended on October 19, 2023), which includes a joint proxy statement (the joint proxy statement / prospectus) of the Company and PacWest Bancorp distributed to holders of the Company’s common stock and PacWest Bancorp’s common stock in connection with the Company’s and PacWest Bancorp’s solicitation of proxies for the vote by the Company’s stockholders and PacWest Bancorp’s stockholders with respect to the proposed transaction and also constitutes a prospectus of the Company. The registration statement was declared effective by the SEC on October 20, 2023 and the definitive joint proxy statement / prospectus was first mailed on or around October 23, 2023 to the Company’s and PacWest Bancorp’s respective stockholders that, as of the applicable record date, are entitled to vote on the matters being considered at the Company stockholder meeting and at the PacWest Bancorp stockholder meeting, as applicable.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE ENTIRE REGISTRATION STATEMENT AND DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AND THE DEFINITIVE VERSIONS THEREOF, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO SUCH DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of the registration statement, the definitive joint proxy statement/prospectus and all other relevant documents filed with the SEC by the Company or PacWest Bancorp through the website maintained by the SEC at www.sec.gov.

The documents filed by the Company or PacWest Bancorp with the SEC also may be obtained free of charge at the Company’s or PacWest Bancorp’s website at https://investors.bancofcal.com, under the heading “Financials and Filings” or www.pacwestbancorp.com, under the heading “SEC Filings”, respectively, or upon written request to the Company, Attention: Investor Relations, 3 MacArthur Place, Santa Ana, CA 92707 or PacWest Bancorp, Attention: Investor Relations, 9701 Wilshire Boulevard, Suite 700, Beverly Hills, CA 90212, respectively.

Participants in Solicitation

The Company and PacWest Bancorp and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders or PacWest Bancorp’s stockholders in connection with the proposed transaction under the rules of the SEC. The Company’s stockholders, PacWest Bancorp’s stockholders and other interested persons may obtain, without charge, more detailed information regarding the names, affiliations and interests of directors and executive officers of the Company and PacWest Bancorp in the registration statement, as well as other documents filed by the Company or PacWest Bancorp from time to time with the SEC. Other information regarding persons who may, under the rules of the SEC, be deemed the participants in the proxy solicitation of the Company’s or PacWest Bancorp’s stockholders in connection with the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, is included in the definitive joint proxy statement/prospectus and other relevant materials filed with the SEC regarding the proposed transaction. You may obtain free copies of these documents at the SEC’s website at www.sec.gov. Copies of documents filed with the SEC by the Company or PacWest Bancorp will also be available free of charge from the Company or PacWest Bancorp using the contact information above.

Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (949) 385-8700
Joe Kauder, (310) 844-5224

Media Contact:
Debora Vrana, Banc of California
(213) 999-4141
Deb.Vrana@bancofcal.com

Source: Banc of California, Inc.

Banc of California, Inc.
Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
ASSETS
Cash and cash equivalents	$310,985	$283,729	$1,010,951	$228,896	$256,058
Securities held-to-maturity	328,287	328,405	328,520	328,641	328,757
Securities available-for-sale	915,054	922,091	958,427	868,297	847,565
Loans	6,961,032	7,156,206	7,054,380	7,115,038	7,289,320
Allowance for loan losses	(74,390)	(80,883)	(84,560)	(85,960)	(92,444)
Federal Home Loan Bank and other bank stock	60,336	60,281	70,334	57,092	54,428
Premises and equipment, net	109,141	108,235	108,087	107,345	107,728
Goodwill	114,312	114,312	114,312	114,312	114,312
Other intangible assets, net	6,142	6,603	7,065	7,526	8,081
Deferred income tax, net	51,461	64,001	54,450	50,518	56,376
Bank owned life insurance investment	129,939	128,973	128,022	127,122	126,199
Derivative assets	70,625	2,199	1,650	2,292	2,677
Other assets	264,148	276,113	287,263	275,897	269,521
Total assets	$9,247,072	$9,370,265	$10,038,901	$9,197,016	$9,368,578

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$2,366,544	$2,446,693	$2,506,616	$2,809,328	$2,943,585
Interest-bearing deposits	4,274,086	4,424,383	4,445,358	4,311,593	4,336,800
Total deposits	6,640,630	6,871,076	6,951,974	7,120,921	7,280,385
FHLB advances and FRB borrowings	1,008,293	1,147,997	1,732,670	727,348	727,021
Other borrowings	185,802	—	—	—	10,000
Long-term debt, net	274,279	274,121	274,995	274,906	274,746
Accrued expenses and other liabilities	136,348	120,017	120,355	114,223	124,436
Total liabilities	8,245,352	8,413,211	9,079,994	8,237,398	8,416,588
Commitments and contingent liabilities
Common stock	653	653	653	651	652
Common stock, class B non-voting non-convertible	5	5	5	5	5
Additional paid-in capital	869,565	867,994	866,306	866,478	864,806
Retained earnings	312,219	275,430	263,524	248,988	231,084
Treasury stock	(137,269)	(137,270)	(121,092)	(115,907)	(96,978)
Accumulated other comprehensive loss, net	(43,453)	(49,758)	(50,489)	(40,597)	(47,579)
Total stockholders’ equity	1,001,720	957,054	958,907	959,618	951,990
Total liabilities and stockholders’ equity	$9,247,072	$9,370,265	$10,038,901	$9,197,016	$9,368,578

Banc of California, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended					Nine Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	September 30, 2023	September 30, 2022
Interest and dividend income
Loans, including fees	$95,613	$92,889	$87,418	$88,717	$83,699	$275,920	$238,828
Securities	16,335	15,804	14,909	12,905	10,189	47,048	25,622
Other interest-earning assets	4,274	7,458	4,592	2,490	2,085	16,324	4,210
Total interest and dividend income	116,222	116,151	106,919	104,112	95,973	339,292	268,660
Interest expense
Deposits	31,360	28,118	20,527	14,278	8,987	80,005	13,555
FHLB advances and FRB borrowings	7,773	14,703	9,648	5,528	3,558	32,124	9,625
Other interest-bearing liabilities	7,871	3,698	3,691	4,089	4,020	15,260	11,332
Total interest expense	47,004	46,519	33,866	23,895	16,565	127,389	34,512
Net interest income	69,218	69,632	73,053	80,217	79,408	211,903	234,148
Provision for (reversal of) credit losses	5,000	1,900	2,000	—	—	8,900	(31,542)
Net interest income after provision for (reversal of) credit losses	64,218	67,732	71,053	80,217	79,408	203,003	265,690
Noninterest income
Customer service fees	2,114	2,022	1,979	2,066	2,462	6,115	7,474
Loan servicing income	563	574	547	561	636	1,684	957
Income from bank owned life insurance	966	951	900	923	873	2,817	2,479
Change in fair value of derivative instruments	46,186	10	(24)	(8)	39	46,172	224
Net (loss) gain on sale of securities available for sale	—	—	—	(7,708)	—	—	16
All other income	949	2,467	4,457	2,739	1,671	7,873	7,627
Total noninterest income	50,778	6,024	7,859	(1,427)	5,681	64,661	18,777
Noninterest expense
Salaries and employee benefits	25,819	28,282	29,656	27,812	27,997	83,757	85,248
Occupancy and equipment	5,804	5,603	5,526	5,740	5,796	16,933	17,174
Professional fees	3,616	4,001	4,072	3,193	3,957	11,689	10,797
Data processing	1,657	1,686	1,563	1,744	1,699	4,906	5,309
Regulatory assessments	1,410	1,301	1,202	905	925	3,913	2,721
Software and technology	3,811	3,579	3,274	3,197	3,659	10,664	9,106
Reversal of loan repurchase reserves	—	(808)	(11)	(17)	(26)	(819)	(987)
Amortization of intangible assets	461	462	461	555	396	1,384	1,150
Acquisition, integration and transaction costs	9,329	—	—	—	2,080	9,329	2,080
All other expense	4,291	5,062	3,878	4,466	3,975	13,231	11,867
Total noninterest expense before loss (gain) in alternative energy partnership investments	56,198	49,168	49,621	47,595	50,458	154,987	144,465
Loss (gain) in alternative energy partnership investments	(34)	(36)	1,618	608	504	1,548	1,705
Total noninterest expense	56,164	49,132	51,239	48,203	50,962	156,535	146,170
Income before income taxes	58,832	24,624	27,673	30,587	34,127	111,129	138,297
Income tax expense	16,258	6,745	7,395	9,068	9,931	30,398	38,877
Net income	42,574	17,879	20,278	21,519	24,196	80,731	99,420
Preferred stock dividends	—	—	—	—	—	—	1,420
Impact of preferred stock redemption	—	—	—	—	—	—	3,747
Net income available to common stockholders	$42,574	$17,879	$20,278	$21,519	$24,196	$80,731	$94,253
Earnings per common share:
Basic	$0.74	$0.31	$0.34	$0.36	$0.40	$1.39	$1.54
Diluted	$0.74	$0.31	$0.34	$0.36	$0.40	$1.39	$1.53
Weighted average number of common shares outstanding
Basic	57,434,374	57,980,534	59,014,187	59,252,995	60,044,403	58,137,245	61,324,119
Diluted	57,521,836	58,026,007	59,206,619	59,725,283	60,492,460	58,230,137	61,659,900
Dividends declared per common share	$0.10	$0.10	$0.10	$0.06	$0.06	$0.30	$0.18

Banc of California, Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	September 30, 2023	September 30, 2022
Profitability and other ratios of consolidated operations
Return on average assets (ROAA)(1)	1.82%	0.75%	0.88%	0.92%	1.02%	1.15%	1.42%
Adjusted ROAA(1)(2)	0.73%	0.77%	0.94%	1.15%	1.13%	0.81%	1.47%
Return on average equity(1)	17.28%	7.19%	8.18%	8.63%	9.99%	10.87%	13.38%
Return on average tangible common equity(1)(2)	19.87%	8.34%	9.46%	10.02%	11.33%	12.53%	14.66%
Pre-tax pre-provision income ROAA(1)(2)	2.73%	1.11%	1.29%	1.31%	1.44%	1.71%	1.52%
Adjusted pre-tax pre-provision income ROAA(1)(2)	1.18%	1.14%	1.38%	1.63%	1.59%	1.23%	1.59%
Dividend payout ratio(3)	13.51%	32.26%	29.41%	16.67%	15.00%	21.58%	11.69%
Average loan yield	5.38%	5.28%	5.07%	4.92%	4.54%	5.24%	4.38%
Average cost of interest-bearing deposits	2.87%	2.60%	1.98%	1.34%	0.77%	2.49%	0.39%
Average cost of total deposits	1.86%	1.67%	1.22%	0.79%	0.47%	1.58%	0.24%
Net interest spread	2.15%	2.12%	2.52%	2.98%	3.13%	2.25%	3.24%
Net interest margin(1)	3.19%	3.11%	3.41%	3.69%	3.58%	3.24%	3.56%
Noninterest income to total revenue(4)	42.32%	7.96%	9.71%	(1.81)%	6.68%	23.38%	7.42%
Adjusted noninterest income to adjusted total revenue(2)(4)	6.25%	7.96%	9.71%	7.26%	6.68%	8.03%	7.42%
Noninterest expense to average total assets(1)	2.41%	2.05%	2.23%	2.07%	2.15%	2.23%	2.08%
Adjusted noninterest expense to average total assets(1)(2)	1.98%	2.02%	2.14%	2.08%	2.00%	2.05%	2.01%
Efficiency ratio(2)(5)	46.80%	64.94%	63.33%	61.18%	59.89%	56.60%	57.79%
Adjusted efficiency ratio(2)(6)	62.62%	63.99%	60.86%	56.03%	55.66%	62.45%	55.76%
Average loans to average deposits	105.32%	104.25%	102.35%	100.25%	97.34%	103.98%	97.94%
Average securities to average total assets	13.52%	13.64%	13.93%	13.19%	12.70%	13.70%	13.16%
Average stockholders’ equity to average total assets	10.55%	10.37%	10.78%	10.69%	10.21%	10.57%	10.59%

(1)Ratio presented on an annualized basis.
(2)Ratio determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). See Non-GAAP measures section for reconciliation of the calculation.
(3)Ratio calculated by dividing dividends declared per common share by basic earnings per common share.
(4)Total revenue is equal to the sum of net interest income before provision for (reversal of) credit losses and noninterest income.
(5)Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for (reversal of) credit losses and noninterest income.
(6)Ratio calculated by dividing adjusted noninterest expense by the sum of net interest income before provision for (reversal of) credit losses and adjusted noninterest income.

Banc of California, Inc.
Average Balance, Average Yield Earned, and Average Cost Paid
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	September 30, 2023			June 30, 2023			March 31, 2023
	Average		Yield	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Commercial real estate, multifamily, and construction	$3,175,592	$38,304	4.79%	$3,240,280	$38,350	4.75%	$3,242,780	$37,066	4.64%
Commercial and industrial and SBA	1,976,919	36,778	7.38%	1,882,673	34,222	7.29%	1,765,299	29,544	6.79%
SFR mortgage	1,802,091	18,980	4.18%	1,848,747	18,901	4.10%	1,897,763	19,441	4.15%
Other consumer	86,978	1,437	6.55%	84,916	1,371	6.48%	84,786	1,308	6.26%
Loans held-for-sale	4,112	114	11.00%	4,400	45	4.10%	4,330	59	5.53%
Gross loans and leases	7,045,692	95,613	5.38%	7,061,016	92,889	5.28%	6,994,958	87,418	5.07%
Securities	1,252,361	16,335	5.17%	1,311,362	15,804	4.83%	1,297,640	14,909	4.66%
Other interest-earning assets	309,159	4,274	5.48%	595,234	7,458	5.03%	389,051	4,592	4.79%
Total interest-earning assets	8,607,212	116,222	5.36%	8,967,612	116,151	5.20%	8,681,649	106,919	4.99%
Allowance for loan losses	(79,883)			(82,282)			(84,267)
BOLI and noninterest-earning assets	733,944			725,909			719,827
Total assets	$9,261,273			$9,611,239			$9,317,209

Interest-bearing liabilities
Interest-bearing checking	$1,663,803	$10,240	2.44%	$1,761,341	$9,751	2.22%	$1,951,618	$8,514	1.77%
Savings and money market	1,024,127	3,075	1.19%	1,015,181	2,609	1.03%	1,070,911	2,001	0.76%
Certificates of deposit	1,652,445	18,045	4.33%	1,566,636	15,758	4.03%	1,189,658	10,012	3.41%
Total interest-bearing deposits	4,340,375	31,360	2.87%	4,343,158	28,118	2.60%	4,212,187	20,527	1.98%
FHLB advances and FRB borrowings	897,020	7,773	3.44%	1,441,244	14,703	4.09%	1,067,125	9,648	3.67%
Other borrowings	304,138	4,136	5.40%	358	3	3.36%	4,773	57	4.84%
Long-term debt	274,199	3,735	5.40%	275,012	3,695	5.39%	274,939	3,634	5.36%
Total interest-bearing liabilities	5,815,732	47,004	3.21%	6,059,772	46,519	3.08%	5,559,024	33,866	2.47%
Noninterest-bearing deposits	2,345,262			2,425,719			2,617,973
Noninterest-bearing liabilities	122,869			128,699			135,418
Total liabilities	8,283,863			8,614,190			8,312,415
Total stockholders’ equity	977,410			997,049			1,004,794
Total liabilities and stockholders’ equity	$9,261,273			$9,611,239			$9,317,209

Net interest income/spread		$69,218	2.15%		$69,632	2.12%		$73,053	2.52%
Net interest margin			3.19%			3.11%			3.41%

Ratio of interest-earning assets to interest-bearing liabilities	148%			148%			156%
Total deposits	$6,685,637	$31,360	1.86%	$6,768,877	$28,118	1.67%	$6,830,160	$20,527	1.22%
Total funding (1)	$8,160,994	$47,004	2.29%	$8,485,491	$46,519	2.20%	$8,176,997	$33,866	1.68%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Three Months Ended
	December 31, 2022			September 30, 2022
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Commercial real estate, multifamily, and construction	$3,223,614	$36,214	4.46%	$3,142,772	$34,269	4.33%
Commercial and industrial and SBA	1,909,144	31,492	6.54%	2,151,511	29,296	5.40%
SFR mortgage	1,932,397	19,661	4.04%	1,927,694	18,699	3.85%
Other consumer	86,273	1,335	6.14%	87,335	1,331	6.05%
Loans held-for-sale	4,352	15	1.37%	4,207	104	9.81%
Gross loans and leases	7,155,780	88,717	4.92%	7,313,519	83,699	4.54%
Securities	1,221,147	12,905	4.19%	1,194,942	10,189	3.38%
Other interest-earning assets	239,336	2,490	4.13%	292,819	2,085	2.82%
Total interest-earning assets	8,616,263	104,112	4.79%	8,801,280	95,973	4.33%
Allowance for loan losses	(91,606)			(93,517)
BOLI and noninterest-earning assets	732,654			700,977
Total assets	$9,257,311			$9,408,740

Interest-bearing liabilities
Interest-bearing checking	$1,854,333	$4,998	1.07%	$2,285,071	$3,880	0.67%
Savings and money market	1,308,383	2,379	0.72%	1,536,438	2,236	0.58%
Certificates of deposit	1,072,953	6,901	2.55%	832,506	2,871	1.37%
Total interest-bearing deposits	4,235,669	14,278	1.34%	4,654,015	8,987	0.77%
FHLB advances	684,177	5,528	3.21%	482,842	3,558	2.92%
Other borrowings	41,075	414	4.00%	70,431	412	2.32%
Long-term debt	274,812	3,675	5.31%	274,665	3,608	5.21%
Total interest-bearing liabilities	5,235,733	23,895	1.81%	5,481,953	16,565	1.20%
Noninterest-bearing deposits	2,897,755			2,855,220
Noninterest-bearing liabilities	134,409			110,761
Total liabilities	8,267,897			8,447,934
Total stockholders’ equity	989,414			960,806
Total liabilities and stockholders’ equity	$9,257,311			$9,408,740

Net interest income/spread		$80,217	2.98%		$79,408	3.13%
Net interest margin			3.69%			3.58%

Ratio of interest-earning assets to interest-bearing liabilities	165%			161%
Total deposits	$7,133,424	$14,278	0.79%	$7,509,235	$8,987	0.47%
Total funding (1)	$8,133,488	$23,895	1.17%	$8,337,173	$16,565	0.79%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Nine Months Ended
	September 30, 2023			September 30, 2022
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Commercial real estate, multifamily, and construction	$3,219,304	$113,720	4.72%	$2,962,148	$96,926	4.37%
Commercial and industrial and SBA	1,875,739	100,545	7.17%	2,473,666	88,672	4.79%
SFR mortgage	1,849,183	57,321	4.14%	1,749,968	48,767	3.73%
Other consumer	85,568	4,116	6.43%	92,633	4,305	6.21%
Loans held-for-sale	4,280	218	6.81%	3,754	158	5.63%
Gross loans and leases	7,034,074	275,920	5.24%	7,282,169	238,828	4.38%
Securities	1,286,955	47,048	4.89%	1,234,188	25,622	2.78%
Other interest-earning assets	430,855	16,324	5.07%	284,725	4,210	1.98%
Total interest-earning assets	8,751,884	339,292	5.18%	8,801,082	268,660	4.08%
Allowance for credit losses	(82,124)			(93,454)
BOLI and noninterest-earning assets	726,608			673,679
Total assets	$9,396,368			$9,381,307

Interest-bearing liabilities
Interest-bearing checking	$1,791,200	$28,505	2.13%	$2,352,067	$5,978	0.34%
Savings and money market	1,036,568	7,685	0.99%	1,602,280	3,606	0.30%
Certificates of deposit	1,471,275	43,815	3.98%	658,576	3,971	0.81%
Total interest-bearing deposits	4,299,043	80,005	2.49%	4,612,923	13,555	0.39%
FHLB advances	1,134,507	32,124	3.79%	476,158	9,625	2.70%
Other borrowings	104,186	4,195	5.38%	101,369	792	1.04%
Long-term debt	274,714	11,065	5.39%	274,533	10,540	5.13%
Total interest-bearing liabilities	5,812,450	127,389	2.93%	5,464,983	34,512	0.84%
Noninterest-bearing deposits	2,461,985			2,818,795
Noninterest-bearing liabilities	128,949			104,321
Total liabilities	8,403,384			8,388,099
Total stockholders’ equity	992,984			993,208
Total liabilities and stockholders’ equity	$9,396,368			$9,381,307

Net interest income/spread		$211,903	2.25%		$234,148	3.24%
Net interest margin			3.24%			3.56%

Ratio of interest-earning assets to interest-bearing liabilities	151%			161%
Total deposits	$6,761,028	$80,005	1.58%	$7,431,718	$13,555	0.24%
Total funding (1)	$8,274,435	$127,389	2.06%	$8,283,778	$34,512	0.56%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures
(Dollars in thousands, except per share data)
(Unaudited)

Under Item 10(e) of SEC Regulation S-K, public companies disclosing financial measures in filings with the SEC that are not calculated in accordance with GAAP must also disclose, along with each non-GAAP financial measure, certain additional information, including a presentation of the most directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure, as well as a statement of the reasons why the company's management believes that presentation of the non-GAAP financial measure provides useful information to investors regarding the company's financial condition and results of operations and, to the extent material, a statement of the additional purposes, if any, for which the company's management uses the non-GAAP financial measure.
Tangible assets, tangible equity, tangible common equity, tangible common equity to tangible assets, tangible common equity per share, return on average tangible common equity, adjusted noninterest income, adjusted noninterest expense, adjusted noninterest income to adjusted total revenue, adjusted noninterest expense to average total assets, pre-tax pre-provision (PTPP) income, adjusted PTPP income, PTPP income ROAA, adjusted PTPP income ROAA, efficiency ratio, adjusted efficiency ratio, adjusted net income, adjusted net income available to common stockholders, adjusted diluted earnings per share (EPS), adjusted return on average assets (ROAA) and adjusted common equity tier 1 (CET 1) constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in its analysis of the Company's performance.
Tangible assets and tangible equity are calculated by subtracting goodwill and other intangible assets from total assets and total equity. Tangible common equity is calculated by subtracting preferred stock, as applicable, from tangible equity. Return on average tangible common equity is calculated by dividing net income available to common stockholders, after adjustment for amortization of intangible assets, by average tangible common equity. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.
PTPP income is calculated by adding net interest income and noninterest income (total revenue) and subtracting noninterest expense. Adjusted PTPP income is calculated by adding net interest income and adjusted noninterest income (adjusted total revenue) and subtracting adjusted noninterest expense. PTPP income ROAA is calculated by dividing annualized PTPP income by average assets. Adjusted PTPP income ROAA is calculated by dividing annualized adjusted PTPP income by average assets. Efficiency ratio is calculated by dividing noninterest expense by total revenue. Adjusted efficiency ratio is calculated by dividing adjusted noninterest expense by adjusted total revenue.
Adjusted net income is calculated by adjusting net income for tax-effected noninterest income and noninterest expense adjustments and the tax impact from the exercise of stock appreciation rights for the periods indicated. Adjusted ROAA is calculated by dividing annualized adjusted net income by average assets. Adjusted net income available to common stockholders is calculated by removing the impact of preferred stock redemptions from adjusted net income. Adjusted diluted earnings per share is calculated by dividing adjusted net income available to common stockholders by the weighted average diluted common shares outstanding.
Common equity tier 1 and the common equity tier 1 ratio are defined by regulatory capital rules. Adjusted CET 1 is calculated by subtracting net unrealized losses on securities from CET 1 capital and provided to reflect management’s assessment of capital impacts from net unrealized losses on securities. Capital ratios as of September 30, 2023 are preliminary.
Management believes the presentation of these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results and operating performance of the Company. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Tangible common equity, and tangible common equity to tangible assets ratio
Total assets	$9,247,072	$9,370,265	$10,038,901	$9,197,016	$9,368,578
Less goodwill	(114,312)	(114,312)	(114,312)	(114,312)	(114,312)
Less other intangible assets	(6,142)	(6,603)	(7,065)	(7,526)	(8,081)
Tangible assets(1)	$9,126,618	$9,249,350	$9,917,524	$9,075,178	$9,246,185

Total stockholders' equity	$1,001,720	$957,054	$958,907	$959,618	$951,990
Less goodwill	(114,312)	(114,312)	(114,312)	(114,312)	(114,312)
Less other intangible assets	(6,142)	(6,603)	(7,065)	(7,526)	(8,081)
Tangible common equity(1)	881,266	836,139	837,530	837,780	829,597

Total stockholders' equity to total assets	10.83%	10.21%	9.55%	10.43%	10.16%
Tangible common equity to tangible assets(1)	9.66%	9.04%	8.44%	9.23%	8.97%

Common shares outstanding	56,959,141	56,944,706	58,237,303	58,544,534	59,679,558
Class B non-voting non-convertible common shares outstanding	477,321	477,321	477,321	477,321	477,321
Total common shares outstanding	57,436,462	57,422,027	58,714,624	59,021,855	60,156,879

Book value per common share	$17.44	$16.67	$16.33	$16.26	$15.83
Tangible common equity per share(1)	$15.34	$14.56	$14.26	$14.19	$13.79
(1)Non-GAAP measure.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	September 30, 2023	September 30, 2022
Return on tangible common equity
Average total stockholders' equity	$977,410	$997,049	$1,004,794	$989,414	$960,806	$992,984	$993,208
Less average preferred stock	—	—	—	—	—	—	(25,043)
Average common stockholders' equity	977,410	997,049	1,004,794	989,414	960,806	992,984	968,165
Less average goodwill	(114,312)	(114,312)	(114,312)	(114,312)	(98,916)	(114,312)	(96,133)
Less average other intangible assets	(6,430)	(6,885)	(7,355)	(7,869)	(4,570)	(6,887)	(5,216)
Average tangible common equity(1)	$856,668	$875,852	$883,127	$867,233	$857,320	$871,785	$866,816

Net income available to common stockholders	$42,574	$17,879	$20,278	$21,519	$24,196	$80,731	$94,253
Add amortization of intangible assets	461	462	461	555	396	1,384	1,150
Less tax effect on amortization of intangible assets(2)	(136)	(137)	(136)	(164)	(117)	(409)	(340)
Net income available to common stockholders after adjustments for intangible assets(1)	$42,899	$18,204	$20,603	$21,910	$24,475	$81,706	$95,063

Return on average equity	17.28%	7.19%	8.18%	8.63%	9.99%	10.87%	13.38%
Return on average tangible common equity(1)	19.87%	8.34%	9.46%	10.02%	11.33%	12.53%	14.66%
(1)Non-GAAP measure.
(2)Adjustments shown at a statutory tax rate of 29.6%.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	September 30, 2023	September 30, 2022
Adjusted noninterest income
Total noninterest income	$50,778	$6,024	$7,859	$(1,427)	$5,681	$64,661	$18,777
Noninterest income adjustments:
Net loss (gain) on sale of securities available for sale	—	—	—	7,708	—	—	(16)
Gain on merger-related derivative instruments(1)	(46,165)	—	—	—	—	(46,165)	—
Total noninterest income adjustments	(46,165)	—	—	7,708	—	(46,165)	(16)
Adjusted noninterest income(2)	$4,613	$6,024	$7,859	$6,281	$5,681	$18,496	$18,761

Adjusted noninterest expense
Total noninterest expense	$56,164	$49,132	$51,239	$48,203	$50,962	$156,535	$146,170
Noninterest expense adjustments:
Indemnified legal (fees) recoveries	(634)	(752)	(380)	869	(1,017)	(1,766)	(1,366)
Acquisition, integration and transaction costs	(9,329)	—	—	—	(2,080)	(9,329)	(2,080)
Noninterest expense adjustments before (loss) gain in alternative energy partnership investments	(9,963)	(752)	(380)	869	(3,097)	(11,095)	(3,446)
(Loss) gain in alternative energy partnership investments	34	36	(1,618)	(608)	(504)	(1,548)	(1,705)
Total noninterest expense adjustments	(9,929)	(716)	(1,998)	261	(3,601)	(12,643)	(5,151)
Adjusted noninterest expense(2)	$46,235	$48,416	$49,241	$48,464	$47,361	$143,892	$141,019

Average assets	$9,261,273	$9,611,239	$9,317,209	$9,257,311	$9,408,740	$9,396,368	$9,381,307
Noninterest income to total revenue(2)	42.32%	7.96%	9.71%	(1.81)%	6.68%	23.38%	7.42%
Adjusted noninterest income to adjusted total revenue(2)	6.25%	7.96%	9.71%	7.26%	6.68%	8.03%	7.42%
Noninterest expense to average total assets(3)	2.41%	2.05%	2.23%	2.07%	2.15%	2.23%	2.08%
Adjusted noninterest expense to average total assets(2)(3)	1.98%	2.02%	2.14%	2.08%	2.00%	2.05%	2.01%

(1)Presents the mark-to-market gain on derivative instruments, including interest rate swaptions and a contingent forward sale agreement on the SFR loan portfolio executed concurrently with the announcement of the proposed merger with PacWest.
(2)Non-GAAP measure.
(3)Ratio presented on an annualized basis.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	September 30, 2023	September 30, 2022
Adjusted pre-tax pre-provision income
Net interest income	$69,218	$69,632	$73,053	$80,217	$79,408	$211,903	$234,148
Noninterest income	50,778	6,024	7,859	(1,427)	5,681	64,661	18,777
Total revenue	119,996	75,656	80,912	78,790	85,089	276,564	252,925
Noninterest expense	56,164	49,132	51,239	48,203	50,962	156,535	146,170
Pre-tax pre-provision income(1)	$63,832	$26,524	$29,673	$30,587	$34,127	$120,029	$106,755

Total revenue	$119,996	$75,656	$80,912	$78,790	$85,089	$276,564	$252,925
Total noninterest income adjustments	(46,165)	—	—	7,708	—	(46,165)	(16)
Adjusted total revenue(1)	73,831	75,656	80,912	86,498	85,089	230,399	252,909

Noninterest expense	56,164	49,132	51,239	48,203	50,962	156,535	146,170
Total noninterest expense adjustments	(9,929)	(716)	(1,998)	261	(3,601)	(12,643)	(5,151)
Adjusted noninterest expense(1)	46,235	48,416	49,241	48,464	47,361	143,892	141,019
Adjusted pre-tax pre-provision income(1)	$27,596	$27,240	$31,671	$38,034	$37,728	$86,507	$111,890

Average assets	$9,261,273	$9,611,239	$9,317,209	$9,257,311	$9,408,740	$9,396,368	$9,381,307
Pre-tax pre-provision income ROAA(1)(2)	2.73%	1.11%	1.29%	1.31%	1.44%	1.71%	1.52%
Adjusted pre-tax pre-provision income ROAA(1)(2)	1.18%	1.14%	1.38%	1.63%	1.59%	1.23%	1.59%
Efficiency ratio(1)(2)	46.80%	64.94%	63.33%	61.18%	59.89%	56.60%	57.79%
Adjusted efficiency ratio(1)(2)	62.62%	63.99%	60.86%	56.03%	55.66%	62.45%	55.76%
(1)Non-GAAP measure.
(2)Ratio presented on an annualized basis.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	September 30, 2023	September 30, 2022
Adjusted net income
Net income (1)(2)(3)	$42,574	$17,879	$20,278	$21,519	$24,196	$80,731	$99,420
Adjustments:
Noninterest income adjustments	(46,165)	—	—	7,708	—	(46,165)	(16)
Noninterest expense adjustments	9,929	716	1,998	(261)	3,601	12,643	5,151
Tax impact of adjustments above(4)	10,713	(212)	(591)	(2,202)	(1,065)	9,910	(1,518)
Adjustments to net income	(25,523)	504	1,407	5,245	2,536	(23,612)	3,617
Adjusted net income(3)(5)	$17,051	$18,383	$21,685	$26,764	$26,732	$57,119	$103,037

Average assets	$9,261,273	$9,611,239	$9,317,209	$9,257,311	$9,408,740	$9,396,368	$9,381,307
ROAA(6)	1.82%	0.75%	0.88%	0.92%	1.02%	1.15%	1.42%
Adjusted ROAA(5)(6)	0.73%	0.77%	0.94%	1.15%	1.13%	0.81%	1.47%

Adjusted net income available to common stockholders
Net income available to common stockholders (1)(2)(3)	$42,574	$17,879	$20,278	$21,519	$24,196	$80,731	$94,253
Adjustments to net income	(25,523)	504	1,407	5,245	2,536	(23,612)	3,617
Adjustments for impact of preferred stock redemption	—	—	—	—	—	—	3,747
Adjusted net income available to common stockholders (5)	$17,051	$18,383	$21,685	$26,764	$26,732	$57,119	$101,617

Average diluted common shares	57,521,836	58,026,007	59,206,619	59,725,283	60,492,460	58,230,137	61,659,900
Diluted EPS	$0.74	$0.31	$0.34	$0.36	$0.40	$1.39	$1.53
Adjusted diluted EPS(5)(7)	$0.30	$0.32	$0.37	$0.45	$0.44	$0.98	$1.65

(1)Net income for the three months ended September 30, 2023 includes a $46.2 million pre-tax mark-to-market gain on derivative instruments partially offset by acquisition costs of $9.3 million.
(2)Net income for the three months ended December 31, 2022 includes a $7.7 million pre-tax loss on sale of securities.
(3)Net income and adjusted net income for the nine months ended September 30, 2022 include a $31.3 million pre-tax reversal of credit losses due to the recovery from the settlement of a previously charged-off loan; there is no similar recovery in any of the other periods presented. The Bank previously recognized a $35.1 million charge-off for this loan during the third quarter of 2019.
(4)Tax impact of adjustments shown at a statutory tax rate of 29.6%.
(5)Non-GAAP measure.
(6)Ratio presented on an annualized basis.
(7)Represents adjusted net income available to common stockholders divided by average diluted common shares.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands)
(Unaudited)

September 30, 2023
Adjusted Common Equity Tier 1 (CET 1) capital(1)
CET 1 capital	$928,862
Less unrealized loss on AFS securities, net of tax	(36,551)
Less unrealized loss on HTM securities, net of tax	(54,913)
Adjusted CET 1 capital(2)	$837,398

Unrealized loss on AFS securities, net of tax, to CET 1 capital	3.9%
Unrealized loss on HTM securities, net of tax, to CET 1 capital	5.9%
Total unrealized loss on AFS and HTM securities, net of tax, to CET 1 capital	9.8%

(1)September 30, 2023 presented to reflect management’s assessment of capital impact from net unrealized losses on securities. Statutory tax rate of 29.6% used for calculation purposes.
(2)Non-GAAP measure.